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Mr. Charles Bland
7180 South Polo Ridge Drive
Littleton, Colorado 80128

Dear Chuck:

This letter will confirm our agreement regarding the termination of your employment with Vari-L Inc. ("Vari-L"), in connection with the Asset Purchase Agreement (the "Purchase Agreement") by and among Sirenza Microdevices Inc., Olin Acquisition Corporation ("Buyer") and Vari-L. This mutual termination of employment is contingent upon the Closing (as defined in the Purchase Agreement) of the sale of Vari-L assets to Buyer contemplated by the Purchase Agreement. All capitalized terms not otherwise defined herein shall have the meaning given to them in the Purchase Agreement.

It is a condition to the Closing of the Purchase Agreement that, effective as of the Closing, (i) you and Vari-L terminate your employment relationship with Vari-L, including, without limitation, the Vari-L Company, Inc. Executive Employment Agreement executed by you and Vari-L (the "Existing Employment Agreement"), and (ii) you waive any and all potential claims against Vari-L including, but not limited to, any severance benefits payable to you under the Existing Employment Agreement. Pursuant to Section XIII of the Existing Employment Agreement, you and Vari-L acknowledge and agree that your termination from Vari-L shall be a termination by Mutual Agreement and as that is defined in the Existing Employment Agreement, you are not entitled to any severance benefits from Vari-L whatsoever.

Although Vari-L has no obligation to do so, in consideration for the promises and agreements contained in this termination letter, including without limitation, the Termination by Mutual Agreement of your employment with Vari-L and release of all claims, Vari-L offers the following potential bonus opportunity to you should you accept employment with Sirenza:

(a) SIGNING BONUS: should you accept employment with Sirenza by executing Sirenza's standard offer letter (attached) on or before the Closing Date, Vari-L shall pay to you a bonus in the amount of $153,750.00 ("Signing Bonus"). Said Signing Bonus shall be paid to you by Vari-L in a lump sum, less applicable taxes and withholding, as required by law, within five (5) business days of the Closing Date.

(b) STAY BONUS: In the event that you accept employment with Sirenza and remain employed by Sirenza on the one-year anniversary date of the commencement of such employment, you will be entitled to receive from Vari-L an additional bonus payment in the amount of $153,750.00 ("Stay Bonus"). Said Stay Bonus to be paid in a lump sum, less applicable taxes and withholding, as required by law, within five (5) business days of the one year anniversary date of your employment with Sirenza.

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         You must be employed with Sirenza on the anniversary date in order to be eligible for the Stay Bonus. In no event shall the Stay Bonus be prorated regardless of the reason for your separation from employment with Sirenza prior to the one year anniversary date. In no event shall the Stay Bonus be payable to you by any party other than Vari-L.

(c) SEVERANCE PAYMENT. In the event that you accept employment with Sirenza and are terminated by Sirenza, other than for cause (as defined below), prior to the one-year anniversary date of the commencement of such employment, you will be entitled to receive from Vari-L a severance payment in an amount equal to (i) $292,500.00 less (ii) the Signing Bonus and the amount of any severance paid to you by Sirenza (the "Severance Payment"). Said Severance Payment to be paid in a lump sum, less applicable taxes and withholding, as required by law, within five
         (5) business days of your termination by Sirenza. For purposes of this letter agreement, the phrase "for cause" shall have the same meaning as set forth in your employment agreement with Sirenza. In no event will we be obligated pay you both the Severance Payment and the Stay Bonus.

Thus, we agree that, effective as of the Closing, our employment relationship pursuant to the Existing Employment Agreement or otherwise is hereby terminated by mutual agreement. You further agree on your own behalf, and on behalf of your respective heirs, family members, executors, and assigns, that you hereby fully and forever release Vari-L and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, including but not limited to claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; attorney's fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act, as amended ("ADEA") as set forth below; the Family and Medical Leave Act; the Employee Retirement Income Security Act; Colorado Civil Rights Act; the Equal Pay Act, of 1963, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.

ADEA WAIVER AND RELEASE. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You acknowledge that this waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement. You further acknowledge that you have been advised by this writing, as required by the ADEA, that (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier) (c) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. The parties acknowledge and agree that revocation by you of the


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ADEA Waiver and Release is not effective to revoke your waiver or release of any other claims pursuant to this Agreement. Vari-L and you agree that the release set forth in this section is a complete general release.

Vari-L wishes you the best of luck in the future.

                                           Sincerely,


                                           /s/CHARLES R. BLAND
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                                           Charles R. Bland
                                           President and CEO
Agreed and Accepted


/s/ CHARLES R. BLAND
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Signature

Charles R. Bland
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Printed Name